Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES RESIGNATION OF DIRECTOR TERRY CHRISTENSEN

Tuesday, Feb. 21, 2006 – Las Vegas — MGM MIRAGE (NYSE: MGM) announced that Terry Christensen has resigned from the Company’s Board of Directors pending resolution of legal matters unrelated to the company.
     J. Terrence Lanni, MGM MIRAGE Chairman and Chief Executive Officer, said: “Terry Christensen is a founding director of MGM MIRAGE and we are confident that after a trial on the merits, he will be exonerated. Mr. Christensen has always put the interests of the Company and its stockholders first, and we respect his decision to resign from the Board. We value highly Mr. Christensen’s counsel and commitment to the Company, and once this matter is behind him, we look forward to welcoming him back to the Board.”
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 23 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas, and has a 50 percent interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.
Investors contact James Murren, MGM MIRAGE President and Chief Financial Officer at 702-693-8877. Media contact Alan Feldman, MGM MIRAGE Senior Vice President of Public Affairs at 702-891-7147.
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